Exhibit 5.1

February 13, 2023

Disc Medicine, Inc.

321 Arsenal Street, Suite 101

Watertown, MA 02472

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-269272) (as amended or supplemented, the “Registration Statement”) filed on January 18, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Disc Medicine, Inc., a Delaware corporation (the “Company”), of up to $300,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on January 24, 2023. Reference is made to our opinion letter dated January 17, 2023 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 1,488,166 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,229,224 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares”), covered by the Registration Statement. The Shares and Pre-Funded Warrants are being sold to the several purchasers named in, and pursuant to, a securities purchase agreement among the Company and such purchasers (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company.

3.	Assuming the Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they would be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares and the Pre-Funded Warrants (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report and its incorporation by reference and the reference to our firm in the Current Report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP